Exhibit 99.1


CONTACTS:
Scient
Katie McManus
(212) 500-5058
kmcmanus@scient.com

SBI and Company
Michael Adams
(801) 492-1479
madams@sbiandcompany.com

                 SCIENT ANNOUNCES ACQUISITION BY SBI AND COMPANY

            SCIENT CLIENTS TO WORK WITH SAME TRUSTED CONSULTANT TEAMS
              WHILE BENEFITING FROM SBI'S SOUND FINANCIAL POSITION


NEW YORK, July 17, 2002 - Scient, Inc. (NASDAQ: SCNT) today announced that SBI and Company, a leading professional services firm, has signed an agreement with Scient to acquire certain assets and operations as a result of Scient's financial restructuring process. These assets include talented and experienced employees from across the U.S. and the U.K. and expertise in industry vertical markets. This acquisition will enhance Scient's ability to deliver superior services to its clients with an even greater range of capabilities, combined with being part of a firm with strong financial performance and solid financial backing.

"We are excited about this acquisition because it allows us to continue working with our clients in a seamless manner to deliver the results they expect from us," said Bob Howe, Chairman for Scient. "If you take away the burden of our long-term financial obligations, Scient is a very experienced and extremely capable organization with enduring relationships with top-tier clients. Scient and SBI and Company also have a similar approach to business--we both have in-depth industry experience and use technology to solve business problems for our clients."

"SBI and Company continues to execute on its long-term strategy of building a business composed of world-class professionals serving clients they are deeply committed to," said Ned Stringham, president and CEO of SBI and Company. "SBI has proven we can successfully grow our business through a balanced combination of organic growth and strategic acquisitions, and we are confident that the addition of the people and client relationships from Scient will be just as successful. We welcome Scient's people and clients to SBI."

BUILDING A FORMIDABLE SERVICES COMPANY
SBI and Company's service offerings, coupled with Scient's strength in customer experience management services, will result in an even stronger combination of customer-, enterprise- and supplier-facing capabilities. These offerings are planned to include business assessment, business process optimization, enterprise application deployment and integration, supply chain management, customer collaboration, user experience, branding, visual design, technical architecture design and onsite/offsite/offshore application development.

The acquisition will also create a company that has deep experience, expertise and focus on the manufacturing, retail, transportation, telecommunications, financial services and consumer packaged goods industries.

Finally, Scient's alliance partner relationships complement and strengthen SBI and Company's existing partner relationships with leading technology companies.

ACQUISITION DETAILS
Concurrent with this news release, Scient has announced it has filed a voluntary petition with the U.S. Bankruptcy Court in New York for relief under Chapter 11


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of the U.S. Bankruptcy Code. SBI and Scient management have worked together to sign an agreement whereby SBI and Company will purchase certain assets of Scient, and SBI has committed to provide to Scient debtor-in-possession financing of up to $4.9 million (borrowing availability to be dependent on regular budgeting) pending the completion of the asset purchase. The two companies will jointly present the proposed purchase to the U.S. Bankruptcy Court and expect it to be approved. These actions will allow Scient to continue to deliver services to its clients without interruption until court approval of SBI and Company's acquisition is received.

Once the deal is finalized, Scient will cease to operate as a separate company and the assets will be integrated into SBI and Company. SBI expects this acquisition to be accretive to earnings in its first quarter of operations inside SBI. "All of our earlier acquisitions have been profitable from day one and we expect this to be no different," added Stringham.

ORGANIZATIONAL CHANGES
Scient President and CEO, Christopher M. Formant, has decided to step down as CEO, but will remain on the Scient Board. "We want to thank Chris for his leadership and dedication to Scient through our merger of the past year and through the acquisition process with SBI. We are pleased that he will continue to help us through the transition, and appreciate his support," said Howe.

Stephen Mucchetti, Vice Chairman of the Board of Scient, will become President and Chief Executive Officer for Scient, Inc. "We are very pleased that an executive of Steve's caliber, experience, and close relationship with Scient can lead the firm through the restructuring process and successful completion of the sale to SBI and Company. Our clients, colleagues, partners and creditors will benefit from the continuity in leadership and the experience Steve brings in restructuring companies, and we are confident that Scient will continue to provide outstanding support to them," added Howe.

ABOUT SBI AND COMPANY
SBI and Company is a leading professional services firm that helps clients leverage technology, business process optimization (BPO) solutions, and creative services to improve their businesses. SBI's customer-, enterprise-, and supplier-facing solutions help clients acquire, retain and extend customer relationships, improve collaboration and coordination across their value chain, enhance operational productivity and efficiency, and gain more value from their enterprise resource planning (ERP) systems. The company's vertical market, business process, technology and creative expertise coupled with proven delivery methodologies, enable it to provide solutions on time and on budget. SBI and Company, headquartered in Salt Lake City, has offices in most major cities across the U.S. For more information, visit www.sbiandcompany.com.

ABOUT SCIENT, INC.
Scient is a leading consulting and professional services company focused on transforming clients' businesses through the creation of multi-channel experiences that strengthen connections among people, businesses and communities. Scient's industry-focused teams of strategists, user experience experts, designers and engineers have together delivered thousands of projects for some of the world's largest and most respected companies, helping them to realize cost efficiencies, generate revenue and strengthen customer relationships. Founded in 1996, Scient is headquartered in New York with offices in London and key regions throughout the United States. For more information, please go to www.scient.com or call (212) 500-4900.


DISCLAIMER:
This release contains certain forward-looking statements regarding Scient, including statements about its operations, prospects and expectations about future financial results. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include the ability to complete the anticipated transactions described above on acceptable terms, the ability to implement the strategies outlined above, the demand for Scient's services, Scient's ability to obtain additional projects with existing or new clients, Scient's ability to provide services to existing and new clients, the sufficiency of Scient's sales and marketing teams, future growth, absence of long-term contracts with clients, key management and employee retention, competition, technological advances, and other factors identified in Scient's filings with the Securities and Exchange Commission, including but not limited to the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. SOURCE Scient ###


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